Exhibit 99.1

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Jodi L. Goldstein

Manager, Marketing & Corporate Communications

(650) 624-3000

CYTOKINETICS, INCORPORATED ANNOUNCES $60 MILLION FINANCING

South San Francisco, CA, June 20, 2012 – Cytokinetics, Incorporated (Nasdaq: CYTK) announced today the pricing of concurrent, separate underwritten offerings of (i) 55.9M shares of its common stock and accompanying warrants to purchase 0.6 shares of common stock for each share purchased at a price to the public of $0.76 for each share of common stock and accompanying warrant, expected gross proceeds of $42.5M, and (ii) 23,026 shares of its Series B Convertible Preferred Stock (“Series B”) and accompanying warrants to purchase 600 shares of common stock for each share of Series B purchased, at a price to the public of $760.00 for each share of Series B and accompanying warrants, for expected gross proceeds of $17.5M. The Series B is non-voting and each share of Series B is convertible into 1000 shares of Cytokinetics common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would own more than 9.98% of the total number of Cytokinetics shares of common stock then outstanding. The warrants in both offerings are exercisable at an exercise price of $0.88 per share beginning on the date of issuance and will expire on the fifth anniversary of the date of issuance. All of the shares of common stock, Series B and warrants in these offerings are to be sold by Cytokinetics. The common stock and accompanying warrant offering and the Series B and accompanying warrant offering are being conducted as separate public offerings by means of separate prospectus supplements, and neither offering is contingent upon the consummation of the other. Cytokinetics expects to receive combined gross proceeds of approximately $60.0 M from these offerings, before deducting the estimated expenses. These offerings are expected to close on June 25, 2012, subject to customary closing conditions.

Cowen and Company, LLC and JMP Securities LLC are acting as joint book-running managers and Canaccord Genuity Inc. and Needham & Company are acting as co-managers of the offerings.

Each of these offerings is being made pursuant to an effective shelf registration statement previously filed with the U.S. Securities and Exchange Commission (the “SEC”). For each offering, a prospectus supplement and accompanying prospectus describing the terms of such offering will be filed with the SEC. Before investing in either offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus for such offering and the other documents that Cytokinetics has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about Cytokinetics and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement. Copies of the prospectus supplements and accompanying prospectus relating to the offering may be obtained, when available, from Cowen and Company, LLC c/o Broadridge Financial Services., 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140, or from JMP Securities LLC, 600 Montgomery Street, 10th Floor, San Francisco, California 94111, Attention: Prospectus Department, (415) 835-8985.

For each of these offerings, Cytokinetics intends to file a final prospectus supplement relating to the offering with the SEC, which will be available along with the prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov/.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions.

This press release contains forward-looking statements, including statements relating to Cytokinetics’ expectations regarding the completion, timing and size of the proposed offerings. These statements are subject to significant risks and uncertainties, actual results could differ materially from those projected and Cytokinetics cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to satisfaction of the closing conditions for each offering, the estimated proceeds from each offering and

Cytokinetics’ Financing Announcement

the anticipated use of the proceeds from each offering. There can be no assurance that Cytokinetics will be able to complete either or both offerings on the anticipated terms, or at all. Additional risks and uncertainties relating to Cytokinetics and to each offering can be found in the “Risk Factors” section of the preliminary prospectus supplement related to such offering filed with the SEC. Cytokinetics undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Cytokinetics’ expectations.

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